Exhibit 99.1

Ekso Bionics Reports First Quarter 2018 Results

RICHMOND, Calif., May 7, 2018 -- Ekso Bionics Holdings, Inc. (NASDAQ: EKSO), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended March 31, 2018.

Recent Highlights and Accomplishments

•	Shipped 24 EksoGT™ systems in the first quarter of 2018 including 11 rental units. In addition, converted four previously rented units into sold units. This brings total placements to over 300 units, of which 23 are rentals. First quarter shipments for 2018 represent a 165% increase over the same period in 2017.

•	Shipped 75 EksoWorks systems, including both Mounts and Vests. This brings total placements to over 400 units.

•	Achieved revenues of $2.5 million for the quarter ended March 31, 2018, a 75% increase over the same quarter of 2017.

•	Announced an educational partnership with the National Stroke Association dedicated to increasing awareness of and access to advance stroke rehabilitation exoskeleton technology that enables earlier mobility and restored independence for survivors of stroke.

•	Signed a license and distribution agreement with Daydo Company for the manufacture and sale of EksoVests for the residential construction market in Japan.

“The solid sales progress made in the first quarter of 2018 in both the rehabilitation and industrial markets reflects increasing demand for our products,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “We are focused on ensuring that our business model has the requisite efficiencies to support and expand the traction we are gaining with key customers. Toward that end, we are taking steps to enhance the major drivers in our U.S. business and establish processes that position us for success as a scalable and profitable business. In the coming quarter, we will implement similar additional operational improvements in our other geographies and for our EksoWorks business.”

“This is also a bittersweet day for me as we announce that Max Scheder-Bieschin, our Chief Financial Officer, will step down later this year, moving with his wife to Montana,” added Jack. “Our company would not have its current momentum or opportunities for success without Max’s contributions over the past eight years. Max will stay on with us until his successor is in place and will continue to work with Ekso in some capacity until at least the end of the year.”

First Quarter 2018 Financial Results

Revenue was $2.5 million for the first quarter ended March 31, 2018, which includes approximately $2.1 million in medical device revenue, and $0.4 million in industrial sales. Revenue was $1.4 million for the quarter ended March 31, 2017, which included approximately $0.9 million in medical device revenue, $0.5 million in industrial sales.

Gross profit for the quarter ended March 31, 2018 was $0.8 million, compared to $0.4 million in the quarter ended March 31, 2017.

Sales and marketing expenses for the quarter ended March 31, 2018 were $3.9 million, compared to $3.1 million for the quarter ended March 31, 2017, an increase of $0.8 million. This increase was due primarily to an increase in marketing efforts related to the commercialization of the Company’s medical devices for rehabilitation and exoskeleton offerings for industrial applications, and an increase in clinical research activity.

Research and development expenses for the quarter ended March 31, 2018 were $1.8 million, compared to $2.9 million for the quarter ended March 31, 2017, a decrease of $1.1 million. This decrease was primarily due to decreased employment costs.

General and administrative expenses for the quarter ended March 31, 2018 were $3.7 million, compared to $2.6 million for the quarter ended March 31, 2017, an increase of $0.9 million. This increase was primarily due to severance expense related to the departure of our Chief Executive Officer and an increase in business development related activities in China.

Net loss applicable to common stockholders for the three months ended March 31, 2018 was $7.9 million, or $0.13 per basic and diluted share, compared to $8.3 million, or $0.38 per basic share the three months ended March 31, 2017.

Cash on hand at March 31, 2018 was $20.6 million, compared to $27.8 million at December 31, 2017. For the month ended March 31, 2018, the Company used $6.7 million of cash in operations, compared to $7.3 million for the year ended March 31, 2017.

Conference Call

Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers, using Conference ID: 13581989. A live webcast of the event will be available in the “Investors” section of the company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers, using Conference ID: 13581989. The webcast will also be available on the company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) estimates or projection of financial results, financial condition, operating results, capital expenditures, capital structure, continued momentum in commercialization efforts, expansion of product footprint or other financial or operational items, (iii) the Company's future financial performance, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the period and year ended December 31, 2017, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Annual Report on Form 10-K that are required to be included therein, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing organization or partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

Media Contact:

Chantal Beaudry

212-867-1762

cbeaudry@lazarpartners.com

Investor Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2018	2017
Revenue:
Device and related	$2,518	$1,408
Engineering services	-	28
Total revenue	2,518	1,436

Cost of revenue:
Device and related	1,751	1,077
Engineering services	-	7
Total cost of revenue	1,751	1,084

Gross profit	767	352

Operating expenses:
Sales and marketing	3,853	3,067
Research and development	1,808	2,873
General and administrative	3,738	2,542
Restructuring	-	-
Change in fair value, contingent consideration	(19)	11
Total operating expenses	9,380	8,493

Loss from operations	(8,613)	(8,141)

Other income (expense), net:
Interest expense	(163)	(119)
Gain (loss) on warrant liability	732	(69)
Other income, net	143	27
Total other income (expense), net	712	(161)

Net loss	(7,901)	(8,302)

Basic and diluted net loss per share	$(0.13)	$(0.38)

Weighted average number of shares of common stock, basic	60,146	21,899

Weighted average number of shares of common stock outstanding, diluted	60,146	21,920

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	March 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash	$20,572	$27,813
Accounts receivable, net	3,574	2,760
Inventories, net	2,833	3,025
Prepaid expenses and other current assets	958	1,339
Total current assets	27,937	34,937
Property and equipment, net	2,350	2,249
Intangible assets, net	359	491
Goodwill	189	189
Other assets	124	122
Total assets	$30,959	$37,988

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	3,392	2,420
Accrued liabilities	3,011	3,503
Deferred revenues, current	1,292	1,103
Note payable, current	2,333	2,139
Total current liabilities	10,028	9,165
Deferred revenue	766	816
Note payable, net	4,290	4,830
Warrant liability	916	1,648
Contingent liabilities	73	81
Other non-current liabilities	47	57
Total liabilities	16,120	16,597

Stockholders' equity:
Common stock	60	60
Additional paid-in capital	167,381	165,825
Accumulated other comprehensive (loss) income	(547)	(340)
Accumulated deficit	(152,055)	(144,154)
Total stockholders' equity	14,839	21,391
Total liabilities and stockholders' equity	$30,959	$37,988

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